Company contacts:
Bob Blair
Western Digital Investor Relations
949.672.7834
robert.blair@wdc.com

Steve Shattuck
Western Digital Public Relations
949.672.7817
steve.shattuck@wdc.com

FOR IMMEDIATE RELEASE:

WESTERN DIGITAL CFO WOLFGANG NICKL TO RESIGN IN NOVEMBER TO ASSUME
CFO POSITION AT ASML HOLDING N.V. IN THE NETHERLANDS

IRVINE, Calif. — Sept. 25, 2013 — Western Digital® Corp. (NASDAQ: WDC) today announced that chief financial officer Wolfgang Nickl is resigning effective Nov. 17, 2013 to become chief financial officer at ASML Holding N.V. (ASML) in the Netherlands.

Nickl has served as Western Digital’s chief financial officer since August 2010. Prior to that time, Nickl served in other positions within the company’s finance and operations groups. Nickl will continue to direct WDC’s worldwide finance activities until his departure date.

In joining ASML, Nickl will be returning with his family to his native Europe.

The company is in the process of conducting a search for a new chief financial officer.

“We are grateful to Wolfgang for his nearly 18 years of service to Western Digital,” said Steve Milligan, president and chief executive officer of Western Digital. “He has been an outstanding leader both inside and outside the company and we wish him the very best.”

“I am grateful for the learning, experience and relationships I have enjoyed in 18 wonderful years at Western Digital,” said Nickl. “I look forward to seeing the company continue to grow and successfully execute on the long-term strategy we have put in place.”

About Western Digital

Western Digital Corp. (NASDAQ: WDC), Irvine, Calif., is a global provider of products and services that empower people to create, manage, experience and preserve digital content. Its subsidiaries design and manufacture storage devices, networking equipment and home entertainment products under the WD®, HGST and G-Technology brands. Visit the Investor section of the company’s website (www.westerndigital.com) to access a variety of financial and investor information.

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Western Digital, WD and the WD logo are registered trademarks in the U.S. and other countries. HGST trademarks are intended and authorized for use only in countries and jurisdictions in which HGST has obtained the rights to use, market and advertise the brand. Other marks may be mentioned herein that belong to other companies.